UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 2, 2016

ZEBRA TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19406	36-2675536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Overlook Point, Lincolnshire, Illinois		60069
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 847-634-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On June 2, 2016, Zebra Technologies Corporation (the “Company”) entered into a Refinancing Amendment (the “Amendment”), that amended the Credit Agreement, dated as of October 27, 2014 (the “Credit Agreement”), by and among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as revolving facility administrative agent, and Morgan Stanley Senior Funding, Inc., as term loan administrative agent and collateral agent. The Amendment, among other things, (1) reduced the interest rate (a) for Eurocurrency Loans that are term loans from 4.00% plus the London interbank offered rate (“LIBOR”) to 3.25% plus LIBOR and retained the LIBOR “floor” of 0.75% for Eurocurrency Loans that are term loans, and (b) for alternate base rate loans that are term loans from (x) 3.00% plus an alternate base rate (the “ABR”) determined by reference to the highest of (i) the federal funds effective rate plus 0.50%, (ii) the rate that The Wall Street Journal from time to time publishes as the “U.S. Prime Rate,” (iii) the London interbank offered rate for U.S. dollars (for a one-month interest period), which will at all times account for statutory reserves, plus 1.00% and (iv) 1.75%, to (y) 2.25% plus the ABR; (2) updated the dates for the quarterly repayment of principal equal to 0.25% of the initial principal amount refinanced with such repayment commencing on September 30, 2016; and (3) added a prepayment premium equal to 1% of the aggregate principal amount of term loans prepaid or repriced on or prior to December 2, 2016 in connection with any refinancing or repricing of term loans resulting in a lower effective all-in yield, subject to certain customary exceptions. The term loan maturity date of October 27, 2021 remains unchanged, and the other terms of the Credit Agreement remain substantially unchanged.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment. A copy of the Amendment will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 2, 2016.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following Exhibit is being furnished herewith:

Exhibit Number	Description of Exhibits

99.1	Registrant’s Press Release dated June 2, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEBRA TECHNOLOGIES CORPORATION

Date: June 3, 2016	By:	/s/ Michael C. Smiley
Michael C. Smiley
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

99.1	Registrant’s Press Release dated June 2, 2016